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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2012


Red Bank, N.J. October 31, 2012 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.51 per unit for the fourth quarter of fiscal 2012, payable on November 28, 2012 to holders of record on November 16, 2012. Natural gas sold during the third calendar quarter of 2012 is the primary source of royalty income on which the November distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.51 per unit is 20.31%, or $0.13 per unit, lower than the distribution of $0.64 per unit for the fourth quarter of fiscal 2011. In accordance with the royalty payment procedures, the prior year adjustments are included in the Trust's royalty income for the fourth fiscal quarter. In the fourth fiscal quarter of 2011 the Trust received only
a nominal prior year adjustment.   In the fourth quarter of fiscal 2012 the
prior year adjustment represented a negative impact of approximately $0.0189 per unit.

No information on sales and production has yet been received. Complete details will be available in the press release announcing the Trust's net income scheduled for release on or about November 13, 2012.

The table below shows the anticipated amount of royalties for the first quarter of fiscal 2013 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2012. Amounts in
dollars are based on the current exchange rate of 1.29.   Actual royalty
income in dollars is valued based on exchange rates on the days funds are transferred. The August estimate below includes an adjustment for the overpayment of royalties which occurred in the preceding quarter.

------------------------------------------------------------------------------
Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in          In Euros           In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    November           Euros   941,717       $1,214,815           $0.132
    December           Euros 1,277,179       $1,647,561           $0.179
    January            Euros 1,277,179       $1,647,561           $0.179
------------------------------------------------------------------------------

The cumulative distributions for fiscal 2012, which include this November distribution and the three prior quarterly distributions, are $2.46 per unit as compared to $2.63 per unit for fiscal 2011. The cumulative distributions for fiscal 2012 are 6.46% or $0.17 per unit lower than the cumulative distributions for fiscal 2011. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website:
www.neort.com.